Exhibit 99.1

[Kindred Logo]

CONTACT: Susan	E. Moss

  Vice President of Corporate Communications

  (502) 596-7296

KINDRED HEALTHCARE APPOINTS PAUL J. DIAZ

AS CHIEF EXECUTIVE OFFICER AND PRESIDENT

Louisville, KY (October 28, 2003) – Kindred Healthcare, Inc. (the “Company”) (NASDAQ: KIND) today announced that its Board of Directors has appointed Paul J. Diaz as Chief Executive Officer and President effective January 1, 2004. Mr. Diaz has served as the Company’s President and Chief Operating Officer since January 2002. As previously announced, Mr. Edward L. Kuntz will assume the role of Executive Chairman of the Board of Directors effective January 1, 2004. As Executive Chairman, Mr. Kuntz will coordinate all Board matters, continue his responsibilities for public lobbying efforts, and advise senior management on financing, development and regulatory matters.

Mr. Kuntz commented, “Paul has demonstrated the ability to be an effective and dynamic leader. His efforts over the last two years have been critical to our achievements. Paul has earned the overwhelming support of the Board and our management team. He is the right person to lead Kindred and to help shape its future.”

Kindred Healthcare is a national healthcare services company primarily operating hospitals, nursing centers and institutional pharmacies.